SOLARA VENTURES INC.
 409 Granville Street, Suite 1450, Vancouver, British Columbia, Canada, V6C 1T2
         Tel: (604) 688 6889 o Fax (604) 688-7121 o Toll (866) 688-6889


October 4, 2002

Tanex Resources plc
Century House,
St. Peters Square
Manchester, M2 3DN
United Kingdom

Dear Sirs:

                 Re:  Brazilian Tantalum Project (the "Project")
                 -----------------------------------------------

The purpose of this Letter of Agreement is to document the terms upon which Solara Ventures Inc. ("Solara") will have the right to earn up to a 100% interest (the "Option") in Tanex Minerais e Participacoes Ltda ("Tanex Brazil"), a wholly owned subsidiary of Tanex Resources plc ("Tanex UK").

1. To exercise the Option, Solara will be required to make the following payments:

     a) $30,000 by way of convertible loan to Tanex UK upon execution of this agreement, such loan to be converted to equity in Tanex Brazil in accordance with paragraph 1(c) below;

     b) $120,000 by way of convertible loan to Tanex UK by October 20, 2002, such loan to be converted to equity in Tanex Brazil in accordance with paragraph 1(c) below;

     c) $100,000 to Tanex Brazil by January 30, 2003 resulting in Solara having earned a 25% interest in Tanex Brazil on the basis of the payment of the $100,000 referred to in this paragraph (c) and the conversion of payments referred to in paragraphs (a) and (b) to equity in Tanex Brazil;

     d) $300,000 to Tanex Brazil by June 30, 2003 resulting in Solara having earned a 50% interest in Tanex Brazil; and

     e) $1,250,000 to Tanex Brazil by November 30, 2003 to earn a 100% interest in Tanex Brazil provided that at that time Solara issues 5,000,000 of its common shares from treasury (or such other number of its common shares that will bring the total number of Solara shares so issued equal to 45% of the total number of Solara shares then issued and outstanding) to Tanex UK.

2. The loans referred to in Paragraphs 1(a) and 1(b) above will be secured against the quotas of Tanex Brazil owned by Tanex UK and in the event they are not converted to equity in accordance with 1(c) will be repaid by Tanex UK within two years with accrued interest at Royal Bank of Canada prime plus 1%.

3. Solara will provide Tanex UK with the maximum amount of $70,000 in order to discharge certain obligations currently associated with the Project. These


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     amounts shall be paid against verified invoices due and payable against the
     Project, or other such invoices as approved by Solara. Said funds shall be loaned to Tanex UK under the same terms and conditions as the funds referred to in paragraph 2 above.

4. Solara will loan Tanex UK the approximate amount of $10,000 per annum, for two years, in order to provide Tanex UK with the necessary funds to maintain its corporate existence, such funds to be secured against the quotas of Tanex Brazil in the manner referred to in paragraph 2.

5. Funds advanced by way of a loan, in accordance with paragraphs 3 and 4, from Solara to Tanex UK shall be due within three (3) months of the completion of the issuance of the 45% of Solara shares referred to in paragraph 1(e).

6.   During the term of the Option:

     a) Solara will manage and operate Tanex Brazil provided, however, that Solara will not dispose of any of the assets of Tanex Brazil having a value of in excess of $10,000, without the prior consent of the board of directors of Tanex UK;

     b) Tanex Brazil will be responsible for all costs (both capital and current) of the Project; and

     c) At the discretion of management, all profits of Tanex Brazil will be distributed, annually, after an allowance (the "Allowance") to be determined by management, for anticipated working capital and capital improvements.

7. Should Solara cease funding its option payments under the terms of this agreement at anytime, Tanex UK shall have the right to purchase Solara's interest in Tanex Brazil at Solara's cost for such interest for a period of one year after the date Solara fails to complete funding.

8. All dollar amounts are herein expressed in terms of the currency of the United States of America.

9. Each of Solara, and Tanex UK will execute such further and other documentation and agreements containing terms and conditions considered customary and usual in a transaction of this nature and magnitude.

Each of Solara, and Tanex UK have indicated their acceptance of all of the foregoing by signing a copy of this memorandum where indicated below. It is contemplated that a more formal agreement will be entered into by the parties which will include the within terms.


SOLARA VENTURES INC.               TANEX RESOURCES PLC

Per:                               Per:



/s/ Scott Morrice                  /s/ Max Baker
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